EXHIBIT 99.1

[Regions logo appears here]	NEW RELEASE

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Grayson Hall to Succeed Dowd Ritter as Chief Executive Officer;

Dowd Ritter to Retire Effective March 31, 2010

BIRMINGHAM, Ala. – (BUSINESS WIRE) – December 17, 2009 – The Regions Financial Corporation (NYSE:RF) Board of Directors today elected Grayson Hall to serve as chief executive officer of the company upon the retirement of Dowd Ritter as chief executive officer effective March 31, 2010. Hall is currently Regions’ president and chief operating officer. Hall will retain the title of president and will continue to serve on the Board of Directors upon Ritter’s retirement.

The Board also elected lead director Earnest W. Deavenport Jr. as non-executive chairman effective March 31, 2010.

“Regions is performing well despite the economic downturn both in terms of record new accounts and all-time high customer satisfaction,” said Ritter, 62. “With our associates performing at a high level and signs that the economy has begun to improve, I thought it was an appropriate time to retire. Grayson has played a key role in our reaching that level of performance, and under his leadership it is well-positioned to continue to grow,” Ritter said.

Deavenport said, “This is a part of our Board’s succession planning. We thank Dowd for his years of service and his immeasurable commitment to the company.”

Hall said, “Dowd Ritter has demonstrated remarkable leadership over his 40-year career at this company, and I’m personally grateful for the many opportunities he has given me over the years. It is mainly through his vision and exceptional leadership that our company has grown from a small regional bank to one of the largest financial services companies in the country. He has steered the company through a tremendously difficult environment, and his commitment to the development of the individual and his passionate support of our associates has been unmatched.”

Grayson Hall biographical information:

Grayson Hall, 52, is president and chief operating officer of Regions Financial Corporation and is a member of the company’s Executive Council. Hall has responsibility for all banking offices across a 16-state footprint, Morgan Keegan,

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

Operations and Technology, Corporate Marketing, and the Consumer Services and Business Services Groups.

Hall joined Regions in 1980 as a participant in the management trainee program. He has served in roles of increasing responsibility including head of the Operations and Technology Group from 1993 to 2004, manager of all lines of business (Consumer Banking, Commercial Banking, and Wealth Management) from 2005 to 2006. Hall was named head of the General Banking Group in 2006 and, in 2008, was elected Vice Chairman and a member of the Boards of Directors of Regions Financial Corporation and Regions Bank.

Hall graduated from The University of the South, Sewanee, Tenn., in 1979 with a bachelor’s degree in economics. In 1980, he received a master’s degree in business administration from the University of Alabama, Tuscaloosa, Alabama. Additionally, he is a graduate of the Stonier School of Banking.

Hall is active in several civic and leadership organizations, serving on the boards of Birmingham’s Railroad Park Foundation, and Young Business Leaders of Birmingham. He also serves on the Board of Directors for Zep, Inc., and is a 2001 graduate of Leadership Birmingham.

Dowd Ritter biographical information:

Ritter began his banking career through the company’s management training program in 1969. He was elected to positions of increasing responsibility including executive vice president of Retail Banking; senior executive vice president of the Trust Division; vice chairman of the Board; president and chief operating officer; then to his current position of chairman and chief executive officer.

A native of Birmingham, Ritter holds a bachelor’s degree in Economics from Birmingham-Southern College in Birmingham, Alabama. He is a graduate of the School of Banking of the South at Louisiana State University, where he has been a past instructor.

Ritter was named Business Person of the Year in 2006 by The Birmingham Business Journal, CEO of the Year in 1998 by The Birmingham News, and was honored as the 1999 Humanitarian of the Year by the Alabama Chapter of the Arthritis Foundation. He is currently on the boards of directors of Regions Financial Corporation, Alabama Power Company, Protective Life Corporation, Business Council of Alabama, Economic Development Partnership of Alabama, McWane, Inc., and chairman of the board of trustees of Birmingham-Southern College. He also serves on the UAB President’s Advisory Council, the boards of trustees of the Birmingham Museum of Art, Leadership

Birmingham, the board of visitors for the University of Alabama’s College of Commerce and Business Administration, and chairman of the Birmingham Business Alliance. Ritter served as co-chair of the 50th Anniversary Campaign for The Community Foundation of Greater Birmingham. He and his wife, Susan, served as honorary co-chairs of The New Ronald McDonald House Capital Campaign in 2006. Additional past service to the community includes 2007 Honorary Chairman of the Multiple Sclerosis Society’s Legacy of Leadership Campaign, Birmingham Civil Rights Institute Campaign Steering Committee, the Sixteenth Street Baptist Church Stabilization Steering Committee, campaign co-chairman for the American Cancer Society’s Five Points South Center and Hope Lodge and campaign chairman of the United Way of Central Alabama.

About Regions Financial Corporation

Regions Financial Corporation, with $140 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,900 banking offices and 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.